UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                                      ------------------------
                                                      OMB APPROVAL
                                                      OMB Number: 3235-0058
                                                      ------------------------
                                 FORM 12b-25          Expires: January 31,2002
                                                      Estimated average burden
                                                      hours per response 2.50
                        NOTIFICATION OF LATE FILING   ========================
                                                      SEC FILE NUMBER
                                                      0-25853
                                                      ========================
                                                      CUSIP NUMBER
                                                      747794105
(Check One)                                           ========================

[ ]Form 10-K  [ ]Form 20-F  [ ]Form 11-K  [X] Form 10-Q   [ ]Form N-SAR

        For Period Ended: June 30, 2001
        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR
        For the Transition Period Ended:______________________________________

______________________________________________________________________________
Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
______________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

______________________________________________________________________________


PART I - REGISTRANT INFORMATION

QUAZON CORP.
______________________________________________________________________________
Full Name of Registrant

N/A
______________________________________________________________________________
Former Name if Applicable

630 North 400 West
______________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Salt Lake City, Utah 84103
______________________________________________________________________________

City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


     | (a)   The reasons described in reasonable detail in Part III of this
     |       form could not be eliminated without unreasonable effort or
     |       expense;
     |
 [X] | (b)   The subject annual report, semi-annual report, transition report
     |       on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,
     |       will be filed on or before the fifteenth calendar day following
     |       the prescribed due date; or the subject quarterly report or
     |       transition report on Form 10-Q, or portion thereof will be filed
     |       on or before the fifth calendar day following the prescribed due
     |       date; and
     |
     | (c)   The accountant's statement or other exhibit required by Rule
     |       12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Unexpected delays were encountered in preparation and review of financial statements as a result of difficulty in assembling historical and pro forma financial information of a company acquired in June 2001.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            James R. Kruse       801                531-7090
           ________________   __________         _______________
                 (Name)       (Area Code)       (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                         [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         [ ] Yes   [x] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     n/a


                                QUAZON CORP.
    _____________________________________________________________________
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date  August 15, 2001    By /s/ Todd Crosland
                            ________________________________________
                            Todd Crosland, President